WRITER'S DIRECT DIAL:
WRITER'S E-MAIL:
mbrundage@hwhlaw.com

August 12, 2005

Michael A. Maltzman, CFO
Stratus Services Group, Inc.
500 Craig Road
Suite 201
Manalapan, New Jersey 07726

Re:	Forbearance regarding default under outsourcing agreement dated August 13, 2004, by and between ALS, LLC and Stratus Services Group, Inc., as amended (the “Agreement”)

Dear Mr. Maltzman:

This law firm represents ALS, LLC (“Advantage”) in connection with the Agreement and Advantage’s business relationships with Stratus Services Group, Inc. (“Stratus”). Capital TempFunds (“CTF”) is Stratus’ secured lender under the terms and conditions of a loan and security agreement dated as of December 8, 2000 as amended and modified (the “Secured Loan”). As you know, by letters dated July 29, 2005, and August 5, 2005, Advantage has provided Stratus with written notices of its defaults and material breaches of payment obligations due under the Agreement. Stratus has failed to cure the material breaches of payment obligations within two business days of notice and therefore, pursuant to paragraph 3 of the Agreement, Advantage currently has the right to terminate the Agreement. Additionally, as a result of the defaults, Stratus owes to Advantage $1,000.00 per day of payment obligation breach or 24% annual interest on the outstanding amount, compounded daily, or a maximum allowed by law, whichever is higher. We understand that CTF has declared defaults under the Secured Loan.

This letter sets forth the terms by which the parties agree to a forbearance of enforcement of existing defaults that have been declared by Advantage as to the Agreement and CTF as to the Secured Loan. Due to the time urgency in getting this letter agreement prepared and executed, the parties agree to enter a more formal agreement if reasonably necessary.

Advantage will forbear from enforcing current defaults under the Agreement, unless a default occurs hereunder, on the following terms and conditions:

1.
On Stratus’ direction which is given hereby, CTF shall wire transfer to Advantage the sum of $1,112,000 by 5:00 p.m. Eastern on August 11, 2005 to be applied to the amounts owed by Stratus to Advantage pursuant to the terms of the Agreement bringing them current through the date of this letter.

2.	Conditioned upon timely receipt of the payment required in paragraph 1 above, Advantage will release and fund the current payroll associated with the Agreement.

3.	Provided that Stratus complies with all the terms of this forbearance agreement, Advantage will continue to perform under the Agreement through August 25, 2005.

4.	Advantage shall receive a $50,000 forbearance fee (net of any other default penalties or interest) payable on the earlier of termination of the agreement or an additional default.

5.
Advantage shall invoice to Stratus as to the payroll paid under paragraph 2 above consistent with the Agreement except that such invoices shall have two components: (a) invoices totaling the amount of $1,100,000 shall be due and payable on or before August 18, 2005 (the “Deferred Amount”); and (b) the remaining amount due under invoices after deducting $1,100,000 shall be due and payable immediately (the “Immediately Payable Amount”).

6.
Stratus shall repay the Immediately Due Amount by directing CTF, on a daily basis starting Friday August 12, 2005, to advance and wire transfer to Advantage from available funds under the Secured Loan. Stratus shall provide Advantage with an exact copy of the loan status provided by CTF. In the event that CTF lowers the advance rate under the Secured Loan, CTF shall immediately notify Advantage thereof and Advantage may elect, prior to CTF making any additional advances, to cease to forbear under this agreement.

7.
Stratus shall be in default hereunder unless the Immediately Due Amount is paid in full by August 17, 2005. The Deferred Amount shall be due in full without further notice or demand at 12:00 p.m. Eastern on August 18, 2005.

8.
If the Immediately Due Amount and the Deferred Amount are paid in full by noon on August 18, 2005 and no other defaults exist hereunder, Advantage will forbear for one more week but all terms of the Agreement, including, but not limited to payment terms shall be govern.

9.
Any further default under the Agreement or the Secured Loan shall be a default hereunder, unless specifically stated other wise herein. A default hereunder or under the Agreement shall entitle Advantage to immediately terminate the Agreement and immediately seek all available remedies. For the term hereof, CTF agrees to give Advantage and Stratus immediate and simultaneous notice of any default by Stratus hereunder or under the Secured Loan. For the term hereof, Advantage agrees to give CTF and Stratus immediate and simultaneous notice of any default by Stratus hereunder or under the Agreement.

10.
CTF shall forbear from exercising its rights under the Secured Loan during the Forbearance Period pursuant to a separate forbearance agreement. Stratus shall provide Advantage with copies of the executed forbearance agreement with CTF. Advantage’s obligation to forbear hereunder shall cease if CTF ceases to forbear under its forbearance agreement and such Advantage right to cease forbearing hereunder shall constitute Advantages sole remedy against CTF.

HILL, WARD & HENDERSON, P.A.
s/
Michael P. Brundage

ALS, LLC By: /s/ Jay Wolin Its: CFO	Stratus Service Group, Inc. By: /s/ Michael A. Maltzman Its: Executive Vice President and CFO
Acknowledged and consented as to the applicable provisions of paragraph 6, 9 and 10 by Capital TempFunds a division of Capital Factors, LLC By: /s/ James Rothman Its: President